IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
http://www.imagis-cascade.com

Imagis Releases Biometric Facial Recognition SDK
for New Security and Access Applications

Vancouver, BC, May 2, 2001: (OTCBB: IGSTF"; CDNX: "NAB"; Berlin: "IGY") Imagis Technologies Inc. ("Imagis") announced today the release of the ID-2000 SDK, a software development kit that provides biometric facial recognition solutions for any application, including e-commerce, airports, customs & immigration, access control, auto theft, etc., as well as for existing Imagis markets in law enforcement and gaming. The ID-2000 SDK broadens the use of ID-2000 from identification of individuals to positive verification that a person is who they claim to be.

Since the introduction last year of ID-2000, Imagis' facial recognition software has been packaged together with its software products for the law enforcement and gaming sectors. Installations in Canada and the United States of Imagis' products are recognized to be an invaluable investigative tool in law enforcement and security surveillance. For example, the Toronto International Airport installation of ID-2000 successfully identified individuals who had drastically altered their appearance and when investigated by police, proved to be wanted criminals. ID-2000 is now the market leader for facial recognition in law enforcement.

Throughout field testing of the SDK, it was proven to effectively recognize millions of records in seconds and took little development time to incorporate into host applications. The ID-2000 SDK now provides software developers with extremely powerful, yet easy- to-use technology to build facial recognition capabilities into their own applications.

Imagis' unique ID-2000 technology works by mapping numerous features of the face, enabling recognition to take place even when a number of them are obscured, for example by facial hair, glasses, hats, etc. The SDK is available in an evaluation version for easy appraisal by software developers around the world.

About Imagis Technologies Inc.

Imagis Technologies Inc., is an independent software developer of biometric solutions. Its ID-2000™ facial recognition technology is being used by international agencies in the justice and law enforcement market. ID-2000™ forms the basis of some of the world's largest criminal justice digital imaging systems. Imagis' product suite includes the flagship criminal database application CABSTM, used by numerous law enforcement agencies. CABS™ provides an integrated view of data, arrest and booking information, evidence tracking and images, including

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News Release, May 2, 2001

IMAGIS Technologies Inc.
1300-1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
www.ImagisTechnologies.com

faces. Imagis is currently expanding into new markets such as security, e-commerce and identity verification at high traffic locations including airports and casinos. Imagis markets its products through a global network of business partners.
http://www.ImagisTechnologies.com/

On behalf of the Board of Directors

"Sandra Buschau"

-0-

Imagis Technologies Inc.
Contact: Sandra Buschau
Director & VP Investor Relations
Tel: (604) 684-2449
e-mail: sandy@ipm.bc.ca
 http://www.ImagisTechnologies.com

Statements made in this press release that are not historical or current facts are "forward looking statements" made pursuant to the safe harbor provisions of federal securities laws. Forward looking statements represent certain risks and uncertainties that could cause actual results and events to differ materially from those presently anticipated or projected.

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.